EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name
Percentage	Jurisdiction
Ownership	of Incorporation

Summit Family Restaurants Inc.	Delaware
100%

HTB Restaurants, Inc.	Delaware
100% (1)

Northstar Buffet, Inc.	Delaware
100%

Star Buffet Management, Inc.	Delaware
100%

Starlite Holdings, Inc.	Delaware
100%

StarTexas Restaurants, Inc.	Texas
100%

SBI Leasing, Inc.	Delaware
100%

Sizzlin Star, Inc.	Delaware
100%

(1) Subsidiary of Summit Family Restaurants Inc.